Stewart Reports Earnings for the First Quarter 2013

-- Net earnings attributable to Stewart increased $15.4 million to $3.2 million ($0.15 per share) from a prior year net loss of $12.2 million ($0.63 loss per share)

-- Results include a net $3.7 million ($0.18 per share) charge reported in investment and other (losses) gains - net

-- Pretax earnings improved $18.8 million to $10.8 million (excluding the net charge of $3.7 million noted above)

-- For the quarter, revenues increased $38.7 million to yield a $15.1 million increase in pretax earnings, an incremental margin of 39.0 percent

HOUSTON, April 25, 2013 /PRNewswire/ -- Stewart Information Services Corporation (NYSE-STC) today reported net earnings attributable to Stewart of $3.2 million, or $0.15 per share, for the first quarter 2013, representing an improvement of $15.4 million over the first quarter 2012 net loss of $12.2 million, or $0.63 loss per share. First quarter 2013 results include a non-cash charge of $5.4 million, or $0.26 per share, relating to the early retirement of $37.1 million of our 6% Convertible Senior Notes due 2014, as well as a gain of $1.7 million, or $0.08 per share, on non-title-related insurance policy proceeds (no tax benefit or expense is associated with either item; thus no tax-related earnings per share effect).

Total revenues for the first quarter 2013 were $423.7 million, an increase of $38.7 million, or 10.1 percent, from $385.0 million for the first quarter 2012. Operating revenues increased 11.3 percent to $423.4 million in the first quarter 2013 compared to $380.4 million in the first quarter 2012. Compared to first quarter 2012, title revenues increased 11.4 percent in the first quarter 2013, while mortgage services revenues increased 10.1 percent.

"We are pleased to report greatly improved results of operations for our first quarter 2013, a traditionally weak quarter for the real estate industry," said Matthew W. Morris, chief executive officer. "While our revenues benefited from continued improvement in housing market conditions, our focus on cost effective, scalable operations and claims management resulted in our pretax results improving from a loss of $7.9 million in 2012's first quarter to a profit of $10.8 million (excluding the charges) in this year's first quarter. We remain mindful of the 2013 outlook for real estate, and therefore are maintaining our focus on simplifying and aligning our operations to adapt our costs quickly to transaction volumes and market conditions. As our restructured operations deliver more consistent results, we are concentrating on smart growth, particularly in our direct title and mortgage services operations."

"On March 30, 2013, we lost a treasured member of the Stewart family. Max Crisp, our former chief financial officer and a dedicated friend and mentor to countless Stewart associates over his 42 years of service to the company, passed away after a short illness. While we will miss Max, his memory and legacy of integrity will forever be a part of our heritage," concluded Morris.

Summary results of operations are as follows (dollars in millions, except per share amounts):

	First Quarter
	2013	2012

Total revenues	$423.7	$385.0
Pretax earnings (loss) before noncontrolling interests (a)	7.1	(7.9)
Income tax expense (b)	2.4	2.8
Net earnings (loss) attributable to Stewart	3.2	(12.2)
Net earnings (loss) per diluted share attributable to Stewart	0.15	(0.63)

a.

Pretax earnings before noncontrolling interests for the first quarter 2013 include a $5.4 million non-cash charge relating to the early retirement of convertible senior notes offset by a $1.7 million gain on non-title-related insurance policy proceeds.

b.

Income tax expense for the first quarter 2013 reflects a more normalized effective tax rate as a result of releasing a significant portion of a deferred tax asset valuation allowance in the fourth quarter 2012.

The real estate market showed steady improvement throughout the first quarter 2013, particularly in existing home sales, with the seasonally-adjusted annualized sales rate increasing 9.8 percent from the same quarter in 2012, and sequentially 0.8 percent from the fourth quarter 2012. Improving median home prices accompanied this increase in volume, rising 11.2 percent from the first quarter 2012. Refinance activity also remained strong during the quarter, driven by record low interest rates and the modified HARP program. First quarter 2013 refinance lending increased 28.4 percent from the same quarter in 2012 and declined 20.0 percent sequentially from the fourth quarter 2012.

Revenues from our title segment increased 11.2 percent and declined sequentially 18.6 percent from the first quarter 2012 and fourth quarter 2012, respectively. Revenues from direct operations for the first quarter 2013 increased 5.5 percent compared to the same quarter last year and decreased 17.6 percent sequentially from the fourth quarter 2012. Our direct operations include local closing offices, commercial, and international operations. We generate commercial revenues both domestically and internationally; U.S. and Canadian commercial revenues increased 15.1 percent to $26.5 million from the first quarter 2012 and declined sequentially by 30.1 percent from the fourth quarter 2012. International operating revenues (including foreign-sourced commercial revenues) declined 8.5 percent to $19.9 million and declined sequentially from the fourth quarter by 29.4 percent. Domestic commercial title transactions industry-wide were strongly influenced in the fourth quarter 2012 by the anticipated increase in capital gain tax rates in 2013 and thus the sequential decline in commercial revenues was likely more pronounced than normal seasonality.

Opened title orders in direct operations improved over the prior year period, posting an increase of 1.7 percent from the first quarter 2012, and increased sequentially 0.9 percent from the fourth quarter 2012. Title orders closed per workday in direct operations increased 5.3 percent and decreased sequentially 14.0 percent from the first quarter 2012 and the fourth quarter 2012, respectively. Title revenue per closed order in direct operations for the first quarter 2013 was comparable to the first quarter 2012. Although industry-wide order counts continue to be influenced by refinancing activity driven by historically low interest rates, our overall proportion of orders in the first quarter from refinancing transactions continued to be lower than industry averages, which we expect will result in less volatility in future revenues as refinancing transactions retract.

Independent agency revenues increased 16.0 percent from the first quarter 2012 and decreased 18.2 percent sequentially from the fourth quarter 2012. Our independent agency remittance rate improved to 17.8 percent in the first quarter 2013 from 17.2 percent in the first quarter 2012 but declined slightly from 18.2 percent in the fourth quarter 2012. Since early 2009, we have vetted our network of independent agencies with the goal of achieving a network of high-quality independent agencies. Since the fourth quarter 2008, our average annual premium revenue received per independent agency has increased more than 115 percent and we have reduced the number of independent agencies in our network by approximately 42 percent. Further, the policy loss ratio of our current independent agency network for the first quarter 2013 is less than one-fourth of its level in the fourth quarter 2008.

Revenues from our mortgage services segment increased 11.9 percent from the first quarter 2012, while declining 11.5 percent from the fourth quarter 2012. The sequential decline in revenues is largely due to the expiration of certain contracts providing distressed loan services. Mortgage services pretax earnings increased $2.2 million in the first quarter 2013 to $10.2 million (24.1 percent margin) from $8.0 million (21.1 percent margin) in the first quarter 2012, while decreasing $4.4 million sequentially from $14.6 million (30.5 percent margin) in the fourth quarter 2012. The offerings in our mortgage services segment continue to expand, with new projects within the broad category of servicing support helping drive the increase in revenues. As the real estate market recovers and distressed servicing projects (including those whose contract term ended in the first quarter) naturally retrench, new service offerings have been introduced allowing our customers to outsource other aspects of their servicing operations to us. Our focus is on providing mortgage process outsourcing services which are high-quality, flexible and responsive. We expect these service offerings to be more sustainable over market cycles.

Our policy loss ratio reflects an ongoing decline in prior policy year loss experience as well as our continued attention to prudent risk management and emphasis on quality and profitability of our network of independent agencies. As a percentage of title revenues, title losses were 6.1 percent, 9.1 percent and 7.6 percent in the first quarter 2013, first quarter 2012 and fourth quarter 2012, respectively. Title losses decreased 24.9 percent on the 11.4 percent increase in title operating revenues when compared to the first quarter 2012. The title loss ratio in any given quarter is significantly influenced by any new large claims incurred as well as adjustments to reserves for existing large claims. We did not experience any new large title claims in the first quarter 2013 and adjustments to previously reserved large losses did not exceed our normal provisioning rate. Although there can be no assurances that this result for large losses will continue for the remainder of 2013, we continue to manage and resolve large claims prudently and in keeping with our commitments to our policyholders. Our overall loss experience on non-large claims continued to be in line with actuarial expectations, which allowed us to maintain the lower loss provisioning rate adopted effective with policies issued in the third quarter 2012. Cash claim payments in the first quarter 2013 were comparable to the first quarter 2012 and increased 8.9 percent over the fourth quarter 2012 as payments on previously reserved large losses were made. Losses incurred on known claims decreased 54.0 percent compared to the first quarter 2012. The decline in losses incurred on known claims continues a trend observed for several quarters.

Employee costs in the first quarter 2013 increased 6.7 percent from the first quarter 2012 and decreased 5.6 percent sequentially from the fourth quarter 2012. As a percentage of total operating revenues, employee costs were 32.3 percent, 33.7 percent, and 28.1 percent in the first quarter 2013, first quarter 2012, and fourth quarter 2012, respectively. Employee costs in the title segment increased 6.9 percent over the first quarter 2012 to support the 11.4 percent increase in title revenues. Employee costs in the first quarter 2013 also include costs associated with new associates relating to the acquisition on December 31, 2012 of an offshore technology company used to support in-house software development needs.

Other operating expenses decreased by 1.6 percent in the first quarter 2013 compared to the first quarter 2012 and decreased 20.3 percent sequentially from the fourth quarter 2012. As a percentage of total operating revenues, other operating expenses were 15.1 percent, 17.1 percent, and 15.5 percent in the first quarter 2013, first quarter 2012, and fourth quarter 2012, respectively. The dollar decrease in the first quarter 2013 from the first and fourth quarters 2012 is primarily related to decreases in litigation-related accruals recorded in those prior periods.

Cash used by operations was $3.4 million in the first quarter 2013 compared to cash used of $20.3 million for the same period in 2012.

During the first quarter 2013, we exchanged an aggregate of $37.1 million of our 6.0% Convertible Senior Notes due 2014 for an aggregate of 3,037,430 shares of common stock plus cash for accrued and unpaid interest in privately negotiated transactions. By entering into these exchange agreements, we avoid future interest expense and cash outlay, converted more than 50 percent of the outstanding convertible senior note balance at year-end 2012 into equity, strengthened our balance sheet and eliminated an equivalent amount of future repayment risk. Following these transactions, an aggregate of $27.9 million of convertible debt remains outstanding.

Stewart Information Services Corp. (NYSE: STC) is a leading provider of real estate services, including global residential and commercial title insurance, escrow and settlement services, lender services, underwriting, specialty insurance and other solutions that facilitate successful real estate transactions. Stewart offers personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, through our direct operations, network of approved agencies and other companies within the Stewart family. Through a focus on integrity, smart growth and conservative management, Stewart remains committed to serving our customers, innovating and improving to meet their needs in an ever-changing market.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the tenuous economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our continual focus on aligning our operations to quickly adapt our costs to transaction volumes and market conditions; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION STATEMENTS OF OPERATIONS (condensed) (In thousands of dollars, except per share amounts and except where noted)

	Three months ended March 31
	2013	2012
Revenues:
Title insurance:
Direct operations	158,544	150,333
Agency operations	227,662	196,321
Mortgage services	37,172	33,760
Investment income	3,643	3,128
Investment and other (losses) gains – net	(3,307)	1,445
	423,714	384,987
Expenses:
Amounts retained by agencies	187,065	162,548
Employee costs	136,830	128,233
Other operating expenses	63,797	64,863
Title losses and related claims	23,563	31,387
Depreciation and amortization	4,358	4,524
Interest	954	1,364
	416,567	392,919
Earnings (loss) before taxes and noncontrolling interests	7,147	(7,932)
Income tax expense	2,389	2,823
Net earnings (loss)	4,758	(10,755)
Less net earnings attributable to noncontrolling interests	1,551	1,402
Net earnings (loss) attributable to Stewart	3,207	(12,157)

Net earnings (loss) per diluted share attributable to Stewart	0.15	(0.63)
Average number of dilutive shares (000)	20,958	19,256

Segment information:
Title revenues	381,311	342,906
Title pretax earnings before noncontrolling interests	29,950	14,416

Mortgage services revenues	42,297	37,792
Mortgage services pretax earnings before noncontrolling interests	10,207	7,966

Corporate revenues	106	4,289
Corporate pretax loss before noncontrolling interests	(33,010)	(30,314)

Selected financial information:
Cash used by operations	3,390	20,336
Title loss payments - net of recoveries	33,682	33,516
Other comprehensive (loss) earnings	(2,445)	6,254

Number of title orders opened (000):
January	34.8	31.6
February	33.4	35.0
March	36.9	36.7
Quarter	105.1	103.3

Number of title orders closed (000):
January	23.7	20.6
February	22.7	23.0
March	26.7	27.0
Quarter	73.1	70.6

	March 31 2013	December 31 2012
Stockholders' equity	621,114	580,372
Number of shares outstanding (000)	22,422	19,404
Book value per share	27.70	29.91

STEWART INFORMATION SERVICES CORPORATION BALANCE SHEETS (condensed) (In thousands of dollars)

	March 31	December 31
	2013	2012
Assets:
Cash and cash equivalents	169,688	196,471
Cash and cash equivalents – statutory reserve funds	5,688	12,067
Total cash and cash equivalents	175,376	208,538

Short-term investments	36,146	37,025
Investments – statutory reserve funds	450,155	444,579
Investments – other	72,195	58,680
Receivables – premiums from agencies	36,511	45,458
Receivables – other	59,585	68,053
Allowance for uncollectible amounts	(10,443)	(12,823)
Property and equipment, net	54,908	54,714
Title plants	78,051	77,360
Goodwill	220,983	220,955
Intangible assets	6,648	7,015
Deferred tax asset	6,844	7,562
Other assets	75,696	74,061

	1,262,655	1,291,177

Liabilities:
Notes payable	6,426	6,481
Convertible senior notes payable	27,767	64,687
Accounts payable and accrued liabilities	95,947	116,617
Estimated title losses	508,756	520,375
Deferred tax liability	2,645	2,645

	641,541	710,805

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	193,803	153,441
Retained earnings	394,654	391,447
Accumulated other comprehensive earnings	24,139	26,584
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	609,930	568,806
Noncontrolling interests	11,184	11,566
Total stockholders' equity	621,114	580,372

	1,262,655	1,291,177

CONTACT: Ted C. Jones, Director - Investor Relations, (713) 625-8014